EXHIBIT 10.1

MERGER AND REORGANIZATION AGREEMENT

BY AND AMONG

AMERICAN ETHANOL, INC.,
A NEVADA CORPORATION,

CLIFFORD BRADLEY AND BOB KEARNS,

AND

RENEWABLE TECHNOLOGY CORPORATION,
A DELAWARE CORPORATION

1.	Definitions.	1
2.	Plan of Reorganization.	5
3.	Terms of Merger.	5
4.	Exchange of Certificates.	7
5.	Representations and Warranties of RTC.	9
6.	Representations and Warranties of AE.	12
7.	Closing.	13
8.	Actions Prior to Closing.	13
9.	Conditions Precedent to the Obligations of RTC.	14
10.	Conditions Precedent to the Obligations of AE.	15
11.	Survival and Indemnification.	16
12.	Nature of Representations.	16
13.	Documents at Closing.	16
14.	Finder's Fees.	17
15.	Post-Closing Covenants.	17
16.	Miscellaneous.	18

Exhibit A	Certificate of Merger
Exhibit B	Merger Milestones and AE Earnout Shares
Exhibit C	Consulting Agreement with MMP
Exhibit D	RTC Technology Assignment Agreement to RTC
Exhibit E	EET Technology Assignment Agreement to EEI
Exhibit F	Shareholders Agreement
Exhibit G	Indemnification Provisions
Exhibit H	Escrow Agreement

This Agreement and Plan of Reorganization (hereinafter this "Agreement") is entered into on this 28 day of February, 2007, by and among American Ethanol, Inc., a Nevada corporation (hereinafter "AE") on one hand; and Renewable Technology Corporation, a Delaware corporation (hereinafter "RTC"); Clifford Bradley and Bob Kearns (hereinafter, Clifford Bradley and Bob Kearns shall be known collectively as the "Minority Stockholders"), on the other hand.

RECITALS

WHEREAS the Minority Shareholders collectively own 100% of the outstanding capital stock of RTC;

WHEREAS, RTC is a holding company whose sole asset are 49% of the outstanding shares of Energy Enzyme, Inc. (“EEI”), a Delaware corporation.

WHEREAS, upon the completion of either of the Merger Milestones (defined on Exhibit B attached hereto), AE desires to acquire, as a wholly-owned subsidiary via the merger with RTC, and to issue shares of AE restricted common stock to the stockholders of RTC upon the terms and conditions set forth herein.  At the consummation of the Merger (defined below), and subject to the terms and conditions herein, RTC shall be merged with and into AE, whereupon AE shall be the surviving corporation of said Merger (AE is sometimes hereinafter referred to as the "Surviving Corporation") and EEI shall thereby become a wholly-owned subsidiary of AE (RTC is sometimes hereinafter referred to as the "Constituent Corporation").

WHEREAS, the boards of directors of AE and RTC, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that RTC merge with and into AE pursuant to this Agreement and the Delaware Certificate of Merger (in the form attached hereto as Exhibit A) and pursuant to applicable provisions of law (such transaction hereafter referred to as the "Merger").

WHEREAS, RTC has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by AE as of the Closing of the Merger;

WHEREAS, the Minority Stockholders beneficially own 1,000 shares of common stock of RTC (totaling 100% of the total fully diluted outstanding shares of RTC) and its board of directors and stockholders deem it advisable and in the best interests of the Minority Stockholders to bring about the Merger on the terms and conditions described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties hereby respectively enter into an agreement, for which the sufficiency of which considerations is hereby acknowledged as follows:

AGREEMENT

1. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“AE Closing Shares” has the meaning provided in Article 3 hereof.

“AE Earnout Shares” has the meaning provided in Article 3 hereof.

“Affiliates” means with respect to any Person (first Person): (a) each other Person that controls, is controlled by, or is under common control with, such Person; (b) each other Person that holds a Material Interest in such Person; (c) each other Person that serves as a director, officer, general partner, executor or trustee of such first Person (or in a similar capacity); (d) each other Person in which such first Person holds a Material Interest; and (e) each other Person with respect to which such Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (i) voting securities, or other voting interests, representing at least 10% of the outstanding voting power of an entity, or (ii) equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in an entity.

“Agreement” is defined in the preamble hereto.

“Closing” has the meaning provided in Article 7.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contract” means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee or other legally binding commitment or obligation, whether oral or written.

“DGCL” means the Delaware General Corporate Law.

“Earnout Milestones” have the meaning provided on Exhibit B, attached hereto.

“Earnout Period" shall mean the five (5) year period beginning on the date of this agreement first listed above and expiring on the day immediately prior to the five (5) year anniversary of the date of this Agreement.

“Effective Time” has the meaning provided in Article 7.

"Encumbrance" means, with respect to any Person, any mortgage, deed of trust, pledge, lien, security interest, charge, claim or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not an Encumbrance is created or exists at the time of the filing).

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“AE Disclosure Documents” means all documents provided by AE to RTC prior to the Effective Time.

“AE Stock” means the common stock, par value $0.01 per share, of AE.

“Governmental Entity” means any nation, state, municipality and any federal, state, local, foreign, provincial or supranational court or governmental agency, authority, instrumentality or regulatory body.

"Indebtedness" means indebtedness for borrowed money or the equivalent or represented by notes, bonds or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (other than trade payables constituting current liabilities and personal property leases), and including without limitation capital lease obligations, including all accrued and unpaid interest thereon, and applicable prepayment, breakage or other premiums, fees or penalties and the costs of discharging such indebtedness, all as determined in accordance with GAAP.

“Indemnification Provisions,” means the indemnification provisions as provided in Exhibit G, attached hereto

“Legal Requirement” shall mean any federal, state, local, provincial, foreign, international, multinational or other statute, law, treaty, rule, regulation, guideline, administrative order, directives, ordinance, constitution or principle of common law (or any interpretation thereof by a Governmental Entity).

“NRS” means the Nevada Revised Statutes.

“Merger” is defined in the recitals hereto.

“Merger Milestones” have the meaning provided on Exhibit B, attached hereto.

“Merger Consideration” has the meaning provided in Article 3 hereof.

“Party” or “Parties” means either, or collectively, AE or RTC.

“Person” means any individual and any corporation, partnership, limited liability company, firm, trust, or other business entity and any Governmental Entity.

“Rights” means warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

“SEC” means the US Securities and Exchange Commission.

“SEC Documents” means all forms, reports and documents filed, or required to be filed, by the Surviving Corporation pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the Securities and Exchange Commission promulgated thereunder; and the blue sky and other Legal Requirements of any state that are applicable to the purchase and sale of securities generally.

“Stockholders” means all Persons who hold issued and outstanding shares of RTC Stock as of the Effective Time.

“Subsidiary” or “Subsidiaries” means with respect to any party, any corporation, company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

 “Tax,” or collectively, “Taxes” means all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Tax Return,” or collectively, “Tax Returns” means all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to Legal Requirements of any Governmental Entity Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state or local) and settlement documents.

“Transaction Documents” has the meaning provided in Article 8 hereof.

“Transaction Expenses” means all fees, costs, expenses and disbursements, incurred by the Minority Stockholders, AE, or RTC in connection with the transactions contemplated by this Agreement, the Merger and the other agreements referenced or provided for herein, including, without limitation: (a) the fees and expenses of any legal counsel retained by AE or RTC; (b) the fees and expenses of any accountants; (c) any fees and expenses of any other counsel, accountants, financial advisors or other similar professionals with respect to services rendered to RTC or AE in connection with the transactions contemplated by this Agreement.

“RTC Stock” means the common stock, $0.001 par value per share, of RTC.

In addition, the following terms shall be interpreted as set forth below:

(a)  The words “hereof,” “herein,” “hereby” and “hereunder” and/or words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)  References to the “Knowledge” of an entity shall refer to the actual personal knowledge of the directors and officers of the entity, and the knowledge of any fact or matter which any person would have following inquiries of those employees and directors or former employees and directors of the entity of whom such persons would reasonably believe would have actual knowledge of such matters presented.

(d)  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement. The reference to an “Article” or “Section” is, unless otherwise specified, to one of the Articles or Sections of this Agreement.

2. Plan of Reorganization.

The parties to this Agreement do hereby agree that RTC shall be merged with and into AE, with AE serving as the Surviving Corporation, upon the terms and conditions set forth herein and in accordance with the provisions of the NRS and DGCL.  It is the intention of the Parties that this transaction shall qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

3. Terms of Merger.

In accordance with the provisions of this Agreement and the requirements of applicable law, RTC shall be merged with and into AE as of the Effective Time (the terms "Closing" and "Effective Time" are defined in Article 7 hereof).  AE shall be the Surviving Corporation and the separate existence of RTC shall cease when the Merger shall become effective.  Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) As of the Effective Time: (i) the Surviving Corporation shall continue its corporate existence as a Nevada corporation and it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of RTC; (ii) any debts due to either of RTC, on whatever account, any causes of action and any other things belonging to RTC shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) any rights of creditors and any liens, if any, upon any property of RTC shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and any debts, liabilities and duties of RTC shall thenceforth attach to the Surviving Corporation.

(2) As of the Effective Time: (i) the Certificate of Incorporation and the By-laws of AE, as existing immediately prior to the Effective Time, shall be and remain the Certificate of Incorporation and By-laws of the Surviving Corporation; (ii) the members of the Board of Directors of RTC holding office immediately prior to the Effective Time shall resign and not remain as the members of the Board of Directors of the Surviving Corporation; and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Time shall continue to hold the same offices of the Surviving Corporation.

(b) Events Occurring Immediately Prior to the Effective Time.  Immediately prior to the Merger becoming effective, on the day of such effectiveness:

(1) AE shall consummate the Merger under Section 251 of the DGCL by filing a Delaware Certificate of Merger between RTC and AE with the Secretary of State; and

(2) AE shall consummate the Merger under Section 92A of the NRS by filing the Articles of Merger with the Nevada Secretary of State.

(c) Conversion of Securities.

As of the Effective Time and without any action on the part of AE, RTC or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1) All shares of RTC Stock issued and outstanding immediately prior to the Effective Time, other than any shares of RTC Stock to be canceled pursuant to Section 3(c)(2), and the holders shall have right to receive the Merger Consideration (as defined below) in accordance with the terms hereof.  All such shares of RTC Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Article 4 hereof, certificates evidencing such number of shares of AE Stock, respectively, into which such shares of RTC Stock were converted.  No fractional shares of AE Stock will be issued in the Merger.  The holders of such certificates previously evidencing shares of RTC Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of RTC Stock, except as expressly otherwise provided herein or by law; and

(2) Any shares of RTC capital stock held in the treasury of RTC immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d) Merger Consideration; Earnout.  The term “Merger Consideration” shall mean (i) that number of restricted shares of AE Stock applicable for achievement of the Merger Milestone giving rise to the Closing, as specified on Exhibit B (the “AE Closing Shares”), and (ii) the right to receive that number of shares of AE Stock applicable upon achievement of each Earnout Milestone during the Earnout Period, as specified on Exhibit B (the “AE Earnout Shares”).

(e) Payment of Merger Consideration.  The AE Closing Shares shall be delivered within 30 days after on the Closing Date, and (ii) the AE Earnout Shares shall be delivered within thirty (30) days after the applicable Earnout Milestone is achieved as set forth on Exhibit B.

(f) No Other Rights.  Upon consummation of the Merger, until surrendered to the Surviving Corporation, each certificate for shares of RTC stock which immediately prior to the Effective Time represented outstanding shares shall represent solely the right to receive the Merger Consideration relating thereto at and after the Effective Time.

4. Exchange of Certificates.

(a) Escrow Agent.  Crone Rozynko, LLP shall act as the exchange and escrow agent (the “Escrow Agent”) in the Merger, pursuant to the terms and condition of the Escrow Agreement, attached hereto as Exhibit H.

(b) Earnout Share Fund.  Promptly at the Effective Time, AE shall make available to the Escrow Agent for exchange in accordance with this Article 4, the AE Earnout Shares  (such shares of AE Stock, are hereinafter referred to as the “Earnout Share Fund”) issuable pursuant to Article 3 in exchange for outstanding shares of RTC Stock.

(c) Exchange Procedures.  Promptly after the Effective Time, AE shall instruct the Escrow Agent to mail to each holder of record of a certificate or certificates (“Certificates”) which, immediately prior to the Effective Time, represented all outstanding shares of RTC Stock whose shares were converted into the right to receive shares of AE Stock pursuant to Article 3: (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Escrow Agent and shall contain such other provisions as AE may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of AE Stock.  Upon surrender of Certificates for cancellation to the Escrow Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Escrow Agent, the holders of such Certificates shall be entitled to receive in exchange therefore certificates representing the number of whole shares of AE Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Article 3 and any dividends or distributions payable pursuant to Section 4(d).  The Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of AE Stock into which such shares of RTC Stock shall have been so converted and any dividends or distributions payable pursuant to Section 4(d). No interest will be paid or accrued on any unpaid dividends or distributions payable to holders of Certificates.  In the event of a transfer of ownership of shares of RTC Stock that is not registered in the transfer records of a RTC, a certificate representing the proper number of shares of AE Stock may be issued to a transferee if the Certificate representing such shares of RTC Stock is presented to the Escrow Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d) Distributions With Respect to AE Earnout Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to AE Stock with a record date after the Effective Time will be paid to the holders of any RTC Certificates with respect to the shares of AE Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates under the terms of the “Escrow Agreement,” attached hereto as Exhibit H.  Subject to applicable law, following surrender of any such Certificates, the Escrow Agent shall deliver to the record holders thereof, without interest: (i) promptly after such surrender the amount of dividends or other distributions with a record date after the Effective Time heretofore paid with respect to such whole shares of AE Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of AE Stock.

(e) Required Withholding.  Each of the Escrow Agent and AE as the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of RTC Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Escrow Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of AE Stock into which the shares of RTC Stock represented by such Certificates were converted pursuant to Article 3 and any dividends or distributions payable pursuant to Section 4(d); provided, however, that AE may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of AE Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AE, the Surviving Corporation or the Escrow Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g) No Liability.  Notwithstanding anything to the contrary in this Article 4, neither the Escrow Agent, AE, RTC, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of AE Stock or RTC Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) No Further Ownership Rights in RTC Stock.  All shares of AE Stock issued in accordance with the terms shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of RTC Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of RTC Stock that were outstanding immediately prior to the Effective Time.

5. Representations and Warranties of RTC and the Minority Stockholders.

RTC and the Minority Stockholders hereby represent and warrant as follows:

(a) Organization, Standing and Authority of Purchaser.  RTC is a duly incorporated corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in any jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) RTC owns Four Hundred and Ninety (4,90) shares of EEI common stock (the “EEI Shares”), free and clear of all liens and Encumbrances, and the EEI Shares constitute 49% of the fully diluted total capitalization of EEI.  All outstanding EEI Shares are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no existing Rights, options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the EEI Shares.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the EEI Shares.  There are no outstanding obligations to repurchase, redeem or otherwise acquire the EEI Shares.

(c) Authorized and Effective Agreement.

(1) RTC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the Transaction Documents by RTC and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by the board of directors of RTC, which authorization constitutes all necessary corporate action in respect thereof and which have not been rescinded, revoked or otherwise adversely modified.

(2) This Agreement constitutes the legal, valid and binding obligations of RTC, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) Neither the execution and delivery of this Agreement and the Transaction Documents, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by RTC with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of RTC or (ii) violate any Legal Requirements applicable to RTC.

(4) Other than the filing of the Articles of Merger with the Nevada Secretary of State and consent of RTC’s Stockholders, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other Person, is required to be made or obtained by RTC on or prior to the Effective Time in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

(d) Capital Structure of RTC.

(1) As of the date of this Agreement and the Effective Date, the authorized capital stock of RTC consists of: 1000 shares of RTC Common Stock, $0.001par value, and no shares of RTC Preferred Stock, of which 1,000 shares of Common Stock are presently issued and outstanding, no shares of Preferred Stock are issued or outstanding, and no shares are held in treasury.  Other than the 1,000 shares of RTC Common Stock, no additional shares of RTC Stock will be issued between the date of this Agreement and the Effective Time.  RTC has never issued any options, warrants or securities other than the RTC Stock.

(2) All outstanding shares of RTC Stock are, and shall be at Closing, validly issued, fully paid and nonassessable, free and clean of all liens and Encumbrances.  There are no existing Rights, options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of RTC.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of RTC.  There are no outstanding obligations of RTC to repurchase, redeem or otherwise acquire any shares of capital stock of RTC.

(e) Absence of Undisclosed Liabilities.

(1) At the Closing, RTC has no material assets and will not have any liabilities or Indebtedness of any kind.

(2) There is no basis for any assertion against RTC of any material liabilities, Indebtedness or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, known or unknown, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto.  Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from RTC to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of RTC, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of RTC, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(f) Litigation.  RTC is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding, and to the Knowledge of RTC, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting RTC or the management or properties of RTC.

(g) Minute Books and Records.  RTC has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of AE prior to the Closing, during reasonable business hours and on reasonable notice.  The RTC minute books and other corporate records made available to AE prior to the date of this Agreement, are complete and accurate in all material respects.

(h) (1)  RTC has not breached, nor is there any pending, existing or threatened claim that RTC has breached, any of the material terms or conditions of any agreements, Contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound.  The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which RTC is subject.

(2) RTC hereby represents and warrants that it is not a party to any Contract or commitment other than this Agreement, the RTC Technology Assignment Agreement, and the EEI Technology Assignment Agreement.

(3) Other than as listed in 5(h)(2) above, RTC has no Contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise

(i) Tax Matters.  RTC has, or by the Closing will have, filed all federal Tax, governmental or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all Taxes, Tax Returns or assessments which have or shall become due as of the Closing.

(j) Subsidiary Entities.  RTC has no Subsidiary entities other than EEI.

(k) Disclosure.  All information regarding RTC which has been delivered by RTC to AE for use in connection with the Merger is true and accurate in all material respects.

(l) Governmental Authorizations:  Compliance with Laws.

(1) Up to the Closing, RTC is currently and has complied with, and RTC has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all Governmental Entities and agencies, including applicable securities laws and regulations and environmental laws and regulations.

(2) Up to the Closing, RTC has not received notice of any noncompliance with the foregoing, nor to its Knowledge are there any claims or threatened claims in connection therewith.  RTC has never conducted any operations or engaged in any business transactions whatsoever other than as disclosed in Section 5(h) hereto.

(3) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by RTC under applicable Securities Laws, and with the Secretaries of State of Delaware and of Nevada, the execution and delivery by RTC of this Agreement and the closing documents and the consummation by RTC of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, Government Entity or judicial authority; or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or Governmental Entity applicable to RTC, or its business or assets.  RTC is not subject to, or a party to, any mortgage, lien, lease, agreement, Contract, instrument, order, Encumbrance, judgment or decree or any other material restriction of any kind or character.

(m) Intellectual Property.  The representations and warranties of RTC and the Minority Shareholders set forth in the Transaction Documents are, and shall be through the Closing, true and correct, and neither RTC nor the Minority Shareholders have taken or will take any action or enter into any transaction or arrangement that would (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any such representations and warranties, or any Technology (as such term is defined in the Transaction Documents), or to a loss of a material benefit related thereto, or result in the creation of any lien or encumbrance in or upon, any Intellectual Property Right related thereto (as such term is defined in the Transaction Documents), or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses, liens or encumbrances relating to Intellectual Property Right relating to any Technology assigned under the Transactions Documents.

6. Representations and Warranties of AE.

AE hereby represents and warrants, to its current an accurate Knowledge, as follows:

(a) Organization, Standing and Authority of Purchaser.  AE is duly organized, validly existing and in good standing under the laws of the State of Nevada, with the full corporate power to own, lease and operate its property and to carry on its business.

(b) Capital Structure of AE.

(1) As of the Closing, the shares of AE Stock to be issued and delivered to the Minority Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of AE capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and Encumbrances, except as described herein.

(c) Authorized and Effective Agreement.

(1) AE has the corporate power to enter into this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (i) have been duly authorized by the Board of Directors of AE; and (ii) as of the Closing, will have been duly authorized and approved by the stockholders of AE.

(2) This Agreement has been duly executed and delivered by AE and constitutes a legal, valid and binding obligation of AE, enforceable against AE in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other Legal Requirements of general applicability relating to or affecting creditor’s rights generally and to general equity principles.

(3) Neither the execution nor the delivery of this Agreement will constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which AE is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to AE or its properties.

(4) Neither the execution nor the delivery of this Agreement, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by AE with any of the provisions hereof shall conflict with or result in a breach of the respective Articles or Certificate of Incorporation or By-laws of AE.

(d) Minute Books and Records.  Except as otherwise indicated in the AE Disclosure Documents, the AE minute books and other corporate records made available to RTC prior to the date of this Agreement, are complete and accurate in all material respects.

(e) AE owns Five Hundred and Ten (510) shares of EEI common stock (the “EEI Shares”), free and clear of all liens and Encumbrances, and the EEI Shares constitute 51% of the fully diluted total capitalization of EEI.  All outstanding EEI Shares are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no existing Rights, options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the EEI Shares.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the EEI Shares.  There are no outstanding obligations to repurchase, redeem or otherwise acquire the EEI Shares.

7. Closing.

The Closing of the transactions contemplated herein shall take place at the offices of American Ethanol, Inc., 10600 N. De Anza Blvd., Suite 250, Cupertino, CA 95014, on such date (the "Closing") as mutually determined by the Parties when all conditions precedent have been met and all required documents have been delivered, which Closing shall occur on or before February 28, 2012.  In connection with the Closing, RTC and AE shall execute a Certificate of Merger in accordance with the NRS and DGCL, and AE shall cause it to be delivered and filed as soon as practicable on the Closing Date with the Delaware and Nevada Secretaries of State in accordance with the NRS and the DGCL.  The Merger shall become effective at the time and on the date (the “Effective Time”) specified in the Certificate of Merger.

8. Actions Prior to Closing.

(a) Prior to the Closing, RTC and AE will be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, Tax Returns, financial statements and other materials of the other party as such investigating party deems reasonably necessary in connection with this Agreement and the transactions contemplated hereby.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Parties shall cooperate fully therein.  Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure).  If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination.  The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either Party discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, RTC agrees not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties.

(c) Immediately after the execution of this Agreement, AE shall enter into the “Consulting Agreement,” attached hereto as Exhibit C, the “RTC Technology Assignment Agreement,” attached hereto as Exhibit D, the “EEI Technology Assignment Agreement,” attached hereto as Exhibit E and the “Shareholders Agreement,” attached hereto as Exhibit F; the “Escrow Agreement,” attached hereto as Exhibit H, collectively the Consulting Agreement, the RTC Technology Assignment Agreement, the EEI Technology Assignment Agreement, the Shareholders Agreement, and the Escrow Agreement shall be referred to hereinafter as the “Transaction Documents.”

9. Conditions Precedent to the Obligations of RTC.

All obligations of RTC under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a) The representations and warranties by or on behalf of AE contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing as though such representations and warranties were made at and as of such time.

(b) AE shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the Board of Directors of AE and the shareholders of AE shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) The Merger shall be permitted by applicable state law and otherwise and AE shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(e) The shares of restricted AE capital stock to be issued to RTC Stockholders at the Closing will be validly issued, nonassessable and fully paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j)  All Transaction Documents shall have been executed by the requisite Parties.

10. Conditions Precedent to the Obligations of AE.

All obligations of AE under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) The determination by the board of directors of AE, in the exercise of their reasonable discretion, that EEI shall have successfully achieved one of the Merger Milestones, as described in Exhibit B attached hereto.

(b) The representations and warranties by RTC and the Minority Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing as though such representations and warranties were made at and as of such times;

(c) RTC shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(d) On or before the Closing Date, RTC shall have delivered certified copies of resolutions of the 100% of the RTC stockholders and the directors of RTC approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable RTC to comply with the terms of this Agreement;

(e) Clifford Bradley and Bob Kearns have been and remain the sole directors, officers and shareholders of RTC; provided however, that Clifford Bradley and Bob Kearns may assign their respective shares of RTC to family members by gift, will or intestate, subject to applicable Securities Laws;

(f) The Merger shall be permitted by applicable state law and otherwise and AE shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(g) At the Closing, all instruments and documents delivered by RTC pursuant to the provisions hereof, shall be reasonably satisfactory to legal counsel for RTC.

(h) The shares of restricted RTC capital stock to be transferred to AE at the Closing will be validly issued, nonassessable and fully paid under Delaware corporation law and will be issued in compliance with all federal, state and applicable securities laws.

(j)  All Transaction Documents shall have been executed by the requisite Parties.

(i) At the Closing, RTC shall have delivered to AE an opinion of RTC’s legal counsel, dated as of the Closing, and in a form reasonably acceptable to AE to the effect that:

(1) RTC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by RTC and is a valid and binding obligation of RTC enforceable in accordance with its terms;

(3) RTC each through its Board of Directors and stockholders have taken all corporate action necessary for its performance under this Agreement; and

(4) RTC has the corporate power to execute, deliver and perform under this Agreement.

11. Survival and Indemnification.

Notwithstanding any investigation conducted by any Party hereto or any information any party may receive, all representations, warranties, covenants and agreements contained in this Agreement (or in any schedule, certificate, document or statement delivered pursuant hereto) shall survive five (5) years after the Closing.  Further, the parties hereto agree to the Indemnification Provisions, as provided in Exhibit G, attached hereto.

12. Nature of Representations.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

13. Documents at Closing.

At the Closing, the following documents shall be delivered:

(a) RTC will deliver, or will cause to be delivered, to AE the following:

(1) a certificate executed by the President of RTC to the effect that all representations and warranties made by RTC under this Agreement are true and correct as of the Closing, the same as though originally given to AE on said date;

(2) a certificate from the state of RTC's incorporation dated within five business days of the Closing to the effect that RTC is in good standing under the laws of said state;

(3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(4) executed copy of the Articles of Merger for filing in Delaware and Nevada;

(5) certified copies of resolutions adopted by 100% the stockholders and directors of RTC authorizing the Merger;

(6) all other items, the delivery of which is a condition precedent to the obligations of AE, as set forth herein; and

(b) AE will deliver, or cause to be delivered, to RTC (or the Escrow Agent, as applicable), the following:

(1) stock certificates representing the AE Closing Shares as described in Article3 hereof;

(2) the AE Earnout Shares to the Escrow Agent as directed in Article 3 hereof.

(3) a certificate of the President of AE to the effect that all representations and warranties of AE made under this Agreement are true and correct as of the Closing, the same as though originally given to RTC on said date;

(4) certified copies of resolutions adopted by AE's Board of Directors authorizing the Merger and all related matters;

(5) certificates from the jurisdiction of incorporation of AE dated within five business days of the Closing Date that said corporations is in good standing under the laws of Delaware;

(6) executed copy of the Certificate of Merger for filing in Delaware and Nevada;

(7) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(8) all other items, the delivery of which is a condition precedent to the obligations of RTC, as set forth in Article 9 hereof.

14. Finder's Fees.

AE represents and warrants to RTC, and RTC represents and warrants to AE that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" or "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby.

15. Confidentiality Covenants.

(a) Confidentiality.  RTC and the Minority Shareholders hereby agree that, after the Closing, it shall not publicly disclose any confidential information of AE or RTC or EEI, and that they shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of EEI, AE or RTC, without the prior written consent of AE.

16. Miscellaneous.

(a) Further Assurances.  At any time, and from time to time, after the Effective Time, each Party will execute such additional instruments and take such action as may be reasonably requested by the other Party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver.  Any failure on the part of any Party to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination.  This Agreement and all obligations hereunder (other than those under Sections 8(b) 16(l) ) may be terminated: (i) after February 28, 2012 at the discretion of either party if the Closing has not occurred by February 28, 2012 for any reason other than the default hereunder by the terminating party; (ii) at any time by the non-breaching party if any of the representations and warranties or other agreements made herein by the other party have been materially breached; or (iii) by mutual written consent of AE and RTC.  Any proper termination of this Agreement under this Section will be effective immediately upon the delivery of written notice by the terminating party to the other parties.

(d) Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices.  All notices and other communications hereunder shall be in writing and sufficient if delivered personally or sent and received by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to AE prior to the Closing:	with a copy to:
American Ethanol, Inc. 10600 N. De Anza Blvd. Suite 250 Cupertino, CA 95014	Crone Rozynko, LLP 101 Montgomery Street, Suite 1950 San Francisco, CA 94104 Fax: (415) 955-8910 Attn: Alisande M. Rozynko

If to RTC:
Renewable Technology Corporation c/o Bob Kearns 79 East Bovine Way Melrose, Montana, 59743 Attention: President

(f) Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement.  This Agreement and the attached Exhibits, including the Certificate of Merger, which is attached hereto as Exhibit "A," and the Merger Milestones attached as Exhibit B, and the Transaction Documents, are the entire agreement of the parties covering everything agreed upon or understood in the transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time.  Time is of the essence.

(k) Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs.  Whether the Merger is consummated or not, all Transaction Expenses incurred by the parties shall be borne solely and entirely by the party that has incurred such costs and expenses.

(m) Inapplicability of Indemnification Provisions.  The provisions contained in AE’s Articles of Incorporation and/or By-laws for indemnifying officers and directors of that company shall not apply for the purposes of this Agreement to the persons responsible for the representations and warranties made herein by AE.

(n) Applicable Law.  This Agreement shall be construed and governed by the internal laws of the State of California without reference to principles of conflicts of law.

(o) Legal Representation, Interpretation.  RTC and the Minority Stockholders acknowledge that they have been represented by independent legal counsel in the preparation and/or review of this Agreement, and the Steven D. Lee, Esq. has represented only the interests of AE and not RTC and the Minority Stockholders.  RTC and the Minority Shareholders represent that they have consulted with their own respective independent legal counsel and/or tax, financial and business advisors.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law, including but not limited to any decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be construed as a whole and in accordance with its fair meaning to affect the intentions of the Parties and this Agreement.

(p) Successors and Assigns. This Agreement and the Transaction Documents contemplated hereby shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns.  Neither this Agreement, nor any Transaction Document contemplated hereby, nor any right hereunder or thereunder, may be assigned by the RTC or the Minority Stockholders, on the one hand, or the AE, on the other, without the prior written consent of the other; provided, however, that AE may freely assign this Agreement, and any Transaction Document contemplated hereby and any right hereunder or thereunder to any wholly-owned subsidiary or successor in interest of AE without RTC or the Minority Stockholders’ prior written consent.

(q) Arbitration.  In the event of a dispute between the Parties related to or arising out of this Agreement, including without limitation any claim for breach of contract, shall be determined, settled and resolved by confidential arbitration in San Francisco, California.  Any and all questions as to whether or not an issue constitutes a dispute or other matter arbitrable under this section shall themselves be settled by arbitration in accordance with this section.  The arbitration shall be conducted pursuant to the procedures set forth in the California Code of Civil Procedure Section 1280, et seq.  Section 1283.05, thereof, authorizing discovery as applicable to any such arbitration.  Any award shall be final, binding and conclusive upon the parties, and a judgment rendered thereon may be entered in any court having jurisdiction thereof.  By signing this Agreement, all Parties confirm that they have read and understand this provision, and voluntarily agree to binding arbitration.  In doing so, all Parties voluntarily give up important constitutional rights to trial by judge or jury, as well as rights to appeal.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AMERICAN ETHANOL, INC.	RENEWABLE TECHNOLGY CORPORATION

/s/ Eric A.McAfee	/s/ Bob Kearns
Name: Eric A. McAfee	Bob Kearns, President
Title: Executive Chairman

CLIFFORD BRADLEY

By: /s/ Clifford Bradley

BOB KEARNS

By: /s/ Bob Kearns

Exhibit A	Certificate of Merger
Exhibit B	Merger Milestones and AE Earnout Shares
Exhibit C	Consulting Agreement with MMP
Exhibit D	Technology Assignment Agreement to RTC
Exhibit E	Technology Assignment Agreement to EEI
Exhibit F	Shareholders Agreement
Exhibit G	Indemnification Provisions
Exhibit H	Escrow Agreement